AGREEMENT FOR DEVELOPMENT, SALE AND
                          PURCHASE OF REAL PROPERTY

         This is an Agreement for the Development, Sale and Purchase of Real Property (the "Agreement"), dated as of the date set forth below, between Clearwater Bay Associates, Inc., a Florida corporation (the "Seller") and Meadow Pointe General Partnership, a general partnership formed under the Florida Partnership Act (the "Buyer").

                  1. Background and Purpose. This Agreement pertains to certain unimproved real property in Pasco County, Florida, presently known as Wesley Chapel Lakes and more particularly described on Exhibit "A" attached hereto, together with any improvements thereon and all appurtenances, including, without limitation, any and all permits and licenses obtained or applications filed by the Seller with respect to the real property (to the extent such permits and licenses are transferable), the benefit of all easements, if any, serving the real property and the right, title and interest of the Seller, if any, reversionary or otherwise, in and to any and all land lying between the boundaries of the land and the rights-of-way of any adjoining public highways, roads, or streets (collectively the "Property"). As more particularly described below, the Property does not include, however, certain Excluded Property (as defined below) and certain exclusive rights to convey potable water sites on the Property which shall be retained by the Seller to the extent permitted hereunder.

         The Buyer has been organized to engage in the real estate development business. As provided below, the Seller has agreed to allow the Buyer to develop and plat the Property and

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following  such  development,  to sell platted  single-family  building lots and multi-family building sites (collectively, "building lots") to the Buyer or the Buyer's designee.

                  2. Purchase Price and Terms of Payment. Subject to the adjustments, price escalations, and prorations provided for elsewhere herein, during the term of this Agreement, the purchase price for the Property shall be based on the building lot prices set forth on Exhibit "B" attached hereto. At each of the several closings hereunder, the purchase price for the building lots then being purchased shall be paid in cash to the Seller by bank wire transfer or a cashier's check or other check acceptable to the Seller to be delivered to the Seller at closing. As set forth in Exhibit "B" attached hereto, the base or 1999 building lot prices shall escalate 3% each calendar year thereafter during the term of this Agreement. Thus, the building lot prices shall escalate on January 1 of each year during the term of this Agreement, and the escalated price for such year shall remain in effect through December 31.

                  3. Master Plan. The parties have agreed upon a master plan for the development of the Property as a mixed-use project containing a minimum of 3,004 building lots, together with certain retail, commercial and other non-residential uses as described below (the "Initial Master Plan"). A copy of the Initial Master Plan is attached hereto as Exhibit "C". With the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed, the Buyer shall have the right to modify the Initial Master Plan from time to time, provided that no such modification: (a) shall result in a decrease in the aggregate purchase price, as escalated pursuant to Exhibit "B" attached hereto, to the Seller, or (b) materially reduce development rights or materially increase development obligations of the Property as a whole. As used herein, the "aggregate purchase price" refers to the total monies that would be realized by the Seller from the development

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of the Property in accordance with the Initial Master Plan based on the building lot prices set forth in Exhibit "B". The "aggregate purchase price" is intended to establish a minimum amount to be realized by the Seller from the development and sale of building lots hereunder and is not intended to in any way limit the amounts that may be realized by the Seller from the sale of building lots pursuant to this Agreement and the Master Plan. As used herein, the "Master Plan" means the Initial Master Plan as modified from time to time pursuant to this Agreement.

                  4. Modifications to DRI. The development of the Property is governed by a development order for Wesley Chapel Lakes known as DRI 166. A copy of the DRI and associated development order is attached hereto as composite Exhibit "D". The parties shall promptly endeavor to obtain a satisfactory modification to the DRI to: (a) permit the development of the Property substantially in accordance with the Initial Master Plan; and (b) modify the exactions relative to transportation improvements that are required for development in accordance with the Initial Master Plan. The Seller agrees to timely execute all reasonable applications and documents required to modify the DRI and cooperate fully with the effort to obtain such modification. The modifications sought to the existing DRI shall be acceptable to both parties. In particular, the parties shall endeavor to: (a) pay transportation impact fees to Pasco County as the development progresses in lieu of making offsite roadway and other infrastructure improvements or, alternatively, (b) obtain a phased schedule of roadway and other infrastructure improvements which will minimize the amount of "front end" expenditures and facilitate the cost effective development of the Property in accordance with the Initial Master Plan, in which case transportation and other impact fee credits shall be obtained for all such improvements. For purposes of this Agreement, "front end" expenditures means those expenditures made to construct basic public infrastructure improvements,

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including,  but not  limited  to,  off site  roads,  water  lines,  storm  water management facilities, and wastewater management facilities. During the term of this Agreement, no impact fees or front end expenditures shall be paid by the
Seller.   Any  impact  fee  credits  received  with  respect  to  such  fees  or expenditures shall only benefit the Property. The parties shall attempt to obtain compensation (in cash or by way of transportation or other impact fee credits) for all rights-of-way, easements or similar exactions of real property required pursuant to the modified DRI. The parties shall also endeavor to maximize the permissible density that may be developed on the Property, as well as maximize the acreage available for commercial and non-residential uses. To the extent such densities and entitlements are not required to develop the Property in accordance with the Master Plan, the Seller shall retain all rights with respect thereto and may seek to sell or assign such excess entitlements to the Buyer or to others for use in the development of other lands that are not the subject of this Agreement.

         If the modifications of the existing DRI are not acceptable, either party may, in its sole and absolute discretion, terminate this Agreement, provided that if the modifications are not acceptable to the Seller, the Seller shall inform Buyer thereof, in writing, within 10 days of written notification of a modification deemed unacceptable to the Seller. If the Seller does not notify Buyer within such 10 day period, the modifications to the DRI shall be deemed to be approved by the Seller. The cost of modifying the DRI shall be evenly shared by the Buyer and Seller, provided that the Buyer shall be solely responsible for all costs after Seller has expended $50,000. With the Seller's written consent, which consent shall not be unreasonably withheld or delayed, the Buyer shall hire such consultants and professionals as are required to modify the DRI. Invoices for costs associated with the modification of the DRI shall be submitted to the Seller on a monthly basis, and the Seller shall

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reimburse the Buyer for its one-half share of such costs within ten working days following receipt of such invoices.

                  5. Phasing of Development. The development of the Property in accordance with the Master Plan shall occur in phases as depicted on the Phasing Schedule attached hereto as Exhibit "E". A part of the first phase consisting of approximately 400 building lots in the southern end of the Property shall be physically connected to the existing Meadow Pointe community (the "Meadow Pointe Expansion Parcel"). Following the development of the Meadow Pointe Expansion Parcel and the balance of the first phase, the development shall proceed in additional phases, including a phase in the northern part of the Property that will be accessed from an entrance on State Road 54. Except for the phase or phases that are accessed from State Road 54, it is anticipated that the development of the Property will be physically connected to the existing Meadow Pointe community. Although the development constructed pursuant to the Phasing Schedule need not be contiguous, all development shall be served by the arterial, collector and other roads constructed in accordance with this Agreement and as shown on the Master Plan, and all utility lines and other infrastructure shall be sized to serve the entire development as shown on the Master Plan. With the Seller's prior consent, which consent shall not be unreasonably withheld or delayed, the Buyer shall have the right, from time to time, to modify the Phasing Schedule, provided such modification does not materially impair or reduce the value of the balance of the Property.

                  6.       Community Development District Financing.
                           ----------------------------------------
         a. Formation and Control of CDDs. To facilitate the financing and development of the Property in accordance with this Agreement, the Buyer shall, at its expense, petition Pasco County to establish on an appropriate time table

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two or more community development districts pursuant to Chapter 190,  Florida
Statutes. The Seller agrees to execute and/or consent to the filing of the necessary petitions with Pasco County, and to cooperate fully with the Buyer's effort to establish the new districts. As used herein, the term "CDDs" refers, individually and collectively, to the new districts to be formed to develop the Property. During the term of this Agreement, the Seller agrees that it shall cast its votes at landowner elections for the newly-formed CDDs as reasonably directed by the Buyer to ensure that three persons designated by the Buyer are elected to the Board of Supervisors of the CDDs. The Seller, at its option, may designate and elect two members of the Board of Supervisors of the newly-formed CDDs, provided, however, that when the registered voters within any such newly-formed CDD are entitled to representation on the Board of Supervisors, the Seller shall relinquish its seats on the Board in order to allow the Buyer to remain in control of the district as long as possible. Except as to matters contemplated in this Agreement and official actions taken by representatives of the Seller serving on the Board of Supervisors, the Seller shall have no other responsibility or obligations with respect to the CDDs.

         b. Bonded Indebtedness; Special Assessments. The CDDs will, from time to time, issue special assessment revenue bonds to finance the acquisition or construction of community development infrastructure improvements that will benefit the Property. The Buyer shall be entitled to receive management fees from the CDDs for supervising the construction of infrastructure improvements, provided such fees are based on commercially reasonable hourly charges for the time actually spent on such construction supervision as set forth in the management agreement, the form of which is attached hereto as Exhibit "F". In no event shall construction supervision fees exceed 5% of the bond proceeds deposited in the construction account. The Seller acknowledges and agrees that the lien of such special assessments will be coequal in dignity with the lien of ad valorem taxes.

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The  Seller  further  acknowledges  and  agrees  that the CDDs  will be  issuing long-term or "Series A" bonds which will constitute a lien on the Property for a period or periods of 30 years or less, as well as short-term or "Series B" bonds which will be paid in full upon the conveyance of building lots at the several closings hereunder, or, alternatively before the improved building lots are sold to consumers. As used herein, "Bonded Indebtedness" refers to both the Series A and Series B bonds. All Bonded Indebtedness incurred by the CDDs shall be subject to prior review and approval by the Seller, which approval shall not be withheld or delayed, as long as: (a) the Bonded Indebtedness to be incurred is for the acquisition or construction of infrastructure improvements permitted under Chapter 190, Florida Statutes and associated financing costs; (b) the infrastructure improvements to be acquired or constructed will provide special benefit to the Property or the portion of the Property then being developed; and
(c) the amount of Bonded Indebtedness is commercially reasonable based on the amount of debt incurred and assessments levied upon building lots of comparable size by other community development districts in Hillsborough and Pasco Counties as evidenced by a certificate from the Financial Advisor (as defined below) to the CDDs. Without the Seller's prior written consent, the Buyer agrees that the CDDs will not incur long term or Series A debt in an aggregate principal amount in excess of $25.0 million. Before the CDDs incur any Bonded Indebtedness, the Buyer shall provide written notice thereof to the Seller, together with reasonable supporting documentation concerning the proposed bond issue and the associated levy of special assessments. The Seller shall then have a period of 10 days following such notification to raise any objections thereto. If the Seller does not provide written notice of an objection within such 10 day period, then the proposed bond issue and associated levy of special assessments shall be deemed to be approved by the Seller. At the closings on the bond issues by the CDDs, the Seller

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shall consent to the  imposition  of the special  assessments  and execute such other instruments as are reasonably necessary to effectuate the bond closings, provided, however, that the Bonded Indebtedness shall be secured solely by the special assessments and shall be non-recourse as to the Seller. Except as to the Bonded Indebtedness, the Buyer shall not cause any liens or encumbrances to attach to any portion of the Property that is owned by the Seller without the Seller's prior written consent.

         c. Buyer's Guarantee. The Buyer (or either partner of Buyer) agrees that it will pay or cause to be paid ad valorem taxes and all special assessments of the CDDs (collectively, the "Liens") on the Property until such time as building lots are sold to the Buyer or to builders or other third parties. To ensure that the Liens are paid in a timely manner, the Buyer shall guarantee payment of the Liens on the lands owned by the Seller during the term of this Agreement on an ongoing basis for successive one year periods. The amount of the Buyer's guarantee shall be based upon a certificate (the
"Guarantee Certificate") prepared each year, at no expense to the Seller, by Rizzetta & Company, Incorporated, the firm that is expected to serve as financial advisor to the CDDs, or by another qualified firm, reasonably acceptable to the Seller, that is hired by the CDDs to provide similar financial advisory services (the "Financial Advisor"). With respect to that portion of the Property not owned by the Buyer, Buyer's designee, or their respective successors-in-title as of the date of each such certificate, the Guarantee Certificate shall set forth: (a) the estimated amount of ad valorem taxes for the following calendar year based on the "TRIM" notice prepared by the Pasco County Property Appraiser using the current assessed value and the current millage rate in effect, and (b) the total amount of special assessments for Bonded Indebtedness that will be levied and become due and payable during the


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following calendar year, regardless of whether such special assessments will be included in the Seller's ad valorem tax bill or separately invoiced to the Seller by the CDDs. The Financial Advisor shall prepare the initial Guarantee Certificate as of July 31, 2000 and an updated Guarantee Certificate shall be prepared as of July 31 of each ensuing year during the term of this Agreement.

         The Buyer's guarantee shall be secured by a non-contingent, irrevocable bank letter of credit furnished by the Buyer (or either partner of the Buyer) for the benefit of the Seller (the "LC"). The LC shall be issued on or before August 15, 2000 by IBJ Whitehall Bank and Trust Company of New York or another bank selected by the Buyer and reasonably acceptable to the Seller (the "Issuer Bank"). The LC shall be delivered to the Seller. The Buyer shall cause the LC to be renewed annually thereafter during the term of this Agreement in the amount of the updated guarantee as set forth each year in the Guarantee Certificate. If not already renewed by Buyer, the Seller shall notify the Buyer in writing of the requirement to renew the LC at least 30 days prior to the expiration thereof, but failure of Seller to do so shall not preclude Seller from drawing under the LC as hereinafter provided. If the Buyer does not then furnish a renewal LC in the amount of the updated guarantee, then the Seller may present a sight draft pursuant to the existing LC and otherwise in accordance with this paragraph and the terms of this Agreement during the 15 day period prior to its expiration. The LC shall provide for payment to the Seller upon presentation of a sight draft accompanied by an affidavit signed by the Seller stating that: (a) Liens upon lands owned by Seller are now due and owing or Buyer (or either partner of Buyer) has not renewed the LC as required by this Agreement, (b) Seller has made written demand on Buyer to pay such Liens if such Liens are due and payable, and (c) the Seller has received no notice from the Buyer that Seller is in "material default" hereunder, of if the Buyer has made such a claim that the matter has been resolved by

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arbitration or litigation as provided elsewhere in this Agreement with a finding that the Seller is not in "material default" hereunder. As used in this section, the Seller is in "material default" if the Seller has breached this Agreement in a manner that prevents or seriously impairs the Buyer's ability to develop the Property and purchase building lots in accordance with this Agreement. If the Buyer asserts that the Seller is in material default of its obligations hereunder, it shall: (a) so notify the Seller in writing, and (b) simultaneously extend the expiration date of the LC for a period of one year from the date of such notice. The Buyer's claims against the Seller and the Seller's entitlement to draw upon the LC shall then be determined by arbitration or legal proceedings as provided elsewhere in this Agreement. Failure of Buyer to so extend the expiration date of the LC shall entitle Seller to draw under the LC upon presentation of a sight draft accompanied by an affidavit signed by Seller stating that Buyer has failed to extend the expiration date of the LC after serving notice on Seller asserting that Seller is in material default under this Agreement.

                  7. Easements and Conveyances. During the term of this Agreement, the Seller shall, without cost to Buyer, upon Buyer's request, grant temporary or permanent easements or convey fee title to Pasco County, the CDDs or other governmental agencies, utility companies, or, with the Seller's prior written approval, which approval shall not be unreasonably withheld or delayed any other party designated by Buyer, over or under any portions of the Property for the purpose of: (a) installing roads, sewer, water, other utilities, or drainage facilities of any kind, including, but not limited to, pipes, detention or retention ponds, ditches, and swales, as may be needed to facilitate the development of any portion of the Property and (b) preserving wetlands and other conservation areas that cannot be developed as building lots. Any compensation for easements and conveyances made pursuant to this section shall be paid to the


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Seller. The Seller acknowledges, however,  that no  compensation  is  presently paid (nor is any compensation anticipated to be paid in the future) for the granting of such easements and conveyances. The form of the easements or instruments of conveyance shall be as reasonably determined by the appropriate governmental or quasi-governmental agency or utility, or, if they do not determine the form, by the Buyer. The location of the easements and fee conveyances shall be consistent with the Master Plan for the Property. Buyer agrees that in the event that it fails to purchase the balance of the Property, upon request of Seller, Buyer shall likewise grant or, to the extent the Buyer is in actual or constructive control thereof, shall cause other entities to grant such easements and other conveyances pursuant to by this Section that are necessary for the orderly development of the balance of the Property to Seller, at no cost to Seller, consistent with the Master Plan as it may be reasonably modified by Seller. This provision shall survive the termination of this Agreement.

                  8. Technology Rights. During the term of this Agreement, Buyer shall have the right to grant leases, easements and other use rights over, across, under and through the Property to third parties for the purpose of the installation of technological facilities. These facilities may include, without limitation, towers for the installation of microwave transmission antennas, cellular telephone and PCS antennas; fiber optic cable; cable television, if permitted by Pasco County; and any other technological transmission line or facility designated by Buyer. Upon the request of Buyer, Seller shall execute any such lease, easement, use right or other document as may be reasonably requested by Buyer. All revenue derived from such activities shall be shared equally by the Buyer and Seller. In the event that this Agreement terminates, Buyer's rights pursuant to this paragraph shall terminate as to any portion of the Property which has not been conveyed by Seller to Buyer or Buyer's designee pursuant to this Agreement.

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                  9.  Construction  of  Infrastructure.  The  Buyer and the CDDs
(including their respective agents and contractors) shall have the right to enter onto the Property to construct roads, together with drainage facilities, underground utility lines, entry walls, and all other subdivision infrastructure which are permitted to be constructed by the CDDs pursuant to Florida law
(collectively,   the  "Infrastructure")  provided:  (a)  the  Infrastructure  is constructed in accordance with Pasco County specifications and complies with all rules and regulations of governmental agencies having jurisdiction over it, (b) the Infrastructure is consistent with and is appropriately sized as necessary to accommodate the development as set forth in the Master Plan, (c) the Buyer or the CDDs pay the cost of constructing the Infrastructure, and (d) any Infrastructure consisting of roads and utilities lines are connected to existing public rights of ways and utility lines dedicated to Pasco County and/or existing rights of ways owned by the Meadow Pointe II Community Development District (the "MPII CDD"), in which latter case the Buyer shall cause the MPII CDD to grant perpetual easements for ingress and egress over such roadways for the benefit of that portion of the Property served by the Infrastructure. With respect to all contracts in excess of $200,000 for the construction of Infrastructure, the Buyer and/or the CDDs shall cause the contractor to obtain a
payment  and  performance  bond  in  statutory  form  or  otherwise   reasonably
acceptable to the Seller.

                  10. Platting; Deed Restrictions. During the term of this Agreement, the Seller shall, without cost to Buyer, upon Buyer's request, timely join in the execution of subdivision plats required in connection with the development of the Property. All plats for the Property shall be consistent with the Master Plan and the Phasing Schedule as modified from time to time. The cost of preparing and filing subdivision plats shall be borne by the Buyer or the CDDs. During the term of this Agreement, the Seller shall also, without cost to Buyer, upon Buyer's request, timely execute,

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or join in the execution of, covenants,  restrictions and conditions  regulating the residential use of the Property then being platted.

                  11. Non-Residential Property. Although included in the Wesley Chapel Lakes DRI, the non-residential property along State Road 54, the proposed County Line Road extension, and the proposed golf course site lying east of the Property as shown on Exhibit "C" (collectively the "Excluded Property") is being retained by the Seller and is not subject to this Agreement, except that the development and proposed uses thereof shall be governed by the Master Plan and shall be reasonably acceptable to the Buyer. The Buyer acknowledges that it is acceptable for the Excluded Property to be used as a golf course or other recreational facility. The Excluded Property shall not be included in the CDDs. In no event (except upon the termination of this Agreement) shall the Seller develop the Excluded Property as a competing residential subdivision.

         The retail and other non-residential uses on proposed County Road 56 (the "CR 56 Property") shall be marketed and sold by the Seller in a manner consistent with the Master Plan. The Buyer shall provide access and utility service to the CR 56 Property by constructing collector roads and related infrastructure during the ordinary course of its development of the residential portions of the Property pursuant to the Master Plan. The net sales proceeds received from the sale of the CR 56 Property shall be split between the parties as follows: (a) first, the Seller shall receive $6,000 per gross acre for such property (which shall be prorated as necessary for fractional acres), (b) second, the Seller shall be reimbursed from the net sales proceeds for any costs reasonably incurred by the Seller to improve such CR 56 Property for sale, and
(c) third, the remaining net sales proceeds then shall be divided with the Seller receiving 50% and the Buyer receiving 50%, provided this Agreement is in full force and effect and the Buyer is not in material default hereunder. As used

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herein, "net sales proceeds" means the mutually agreed upon gross sales price of the CR 56 Property, or portion thereof, as actually received at closing less those usual and customary closing expenses ordinarily borne by the sellers of real property in Pasco County, Florida.

                  12. Property Taxes.  Beginning  January 1, 2000 and continuing thereafter during the term of this Agreement, the Buyer shall be responsible for paying all ad valorem taxes assessed against the Property, except the Excluded Property. In addition, if Buyer excludes the Taxing District Parcel (as defined below) and/or any environmentally contaminated land from this Agreement as provided elsewhere herein, the Buyer shall not be required to pay ad valorem taxes on such excluded lands and the Seller shall promptly reimburse Buyer for all taxes paid prior to Buyer's election to exclude such lands from this Agreement. Seller and Buyer shall endeavor to maintain an agricultural or "green belt" exemption on all portions of the Property not in active development. Either party may, at its expense, challenge the assessment or the denial of an exemption with respect to any portion of the Property by initiating administrative or judicial proceedings. The parties agree to cooperate with any such challenge and to join in the execution of all petitions and other instruments needed in connection with a challenge. The Seller represents that the Property is presently leased for cattle grazing pursuant to the Lease Agreements attached hereto as composite Exhibit "G" (collectively the "Leases"). The Buyer shall be entitled to all rental income received pursuant to the Leases (or any subsequent leases) from cattle grazing and other agricultural uses of the Property during the period in which Buyer is responsible for paying and pays the ad valorem taxes. Upon expiration or termination of the Leases, the Seller shall execute such other agricultural leases of the Property as Buyer may from time to time negotiate, provided, however, that if the Buyer fails to timely negotiate agricultural leases thereby placing the "greenbelt"
or agricultural exemption in jeopardy, then the Seller shall have the right to enter into agricultural leases. Without the Seller's prior written consent, any new agricultural lease negotiated by the Buyer shall be on a year-to-year basis or, alternatively, shall be terminable by the Seller in the event of a termination of this Agreement. Notwithstanding the foregoing, the Buyer's obligation to pay ad valorem taxes on the Property owned by the Seller shall terminate if the Seller takes any action which causes the Property owned by Seller to become ineligible for a "greenbelt" or agricultural exemption. The Buyer shall not impair access to Seller and agricultural tenants via existing unimproved dirt roads or trails to all lands not in active development which are available for agricultural use or future development. The Seller may, at its expense, construct additional unimproved dirt roads or trails to lands not in active development, provided the foregoing does not impair the Buyer's development of the Property pursuant to the Master Plan and the Phasing Schedule, as amended from time to time.

                  13.      Contract Benchmarks and Take Down Schedule.
                           ------------------------------------------
         a. Engineering and Construction. The Buyer agrees to use its best efforts to cause: (i) Buyer's civil engineer to begin work on construction plans for the first units or plats in the Meadow Pointe Expansion Parcel by January 1, 2000, and (ii) the actual construction of infrastructure for the first units or plats in the Meadow Point Expansion Parcel to begin by July 1, 2000. Although the Buyer shall proceed in good faith and use reasonable diligence to meet these contractual milestones, the Seller acknowledges that the Buyer may be delayed because of events of force majeure, adverse weather, or unexpected delays in obtaining the necessary permits from governmental agencies. If the actual construction of infrastructure for the first plats or units in the Meadow Pointe Expansion Parcel has not begun by August 1, 2001 and the Seller contends that the delay has been caused by Buyer's failure to exercise reasonable diligence in obtaining the necessary permits, then the dispute shall be submitted to arbitration for resolution as provided elsewhere in this Agreement. If the arbitrator concludes that the Buyer has not exercised reasonable diligence under the circumstances, then the Seller may, at its option, terminate this Agreement.

         b. Building Lot Takedowns. To keep this Agreement in effect and preserve the Buyer's right to purchase additional building lots from Seller, beginning in 2001 and in each calendar year thereafter during the term of this Agreement, the Buyer shall purchase building lots which shall generate gross sales proceeds in annual aggregate amounts not less than as set forth in the Minimum Sales Schedule attached hereto as Exhibit "H". The Buyer may, at the Buyer's option, purchase more building lots than are required to satisfy the Minimum Sales Schedule, in which case the amount of such "excess" and early purchases, escalated as if the purchases had been made in accordance with the Minimum Sales Schedule, shall be credited against the Buyer's purchase obligations for the ensuing calendar quarters or years. Subject to the provisions of this section, the Buyer shall purchase at least 25% of the annual amount required pursuant to the Minimum Sales Schedule during each calendar quarter. The Buyer may, at its option, direct Seller to convey title to the building lots being purchased directly to builders.

                  14.      Title to Real Property; Title Insurance/Survey.
                           ----------------------------------------------
         a. Representations;  Acceptable  Encumbrances.  The Seller shall convey and transfer to the Buyer or the Buyer's designee at each of the several closings hereunder, good and marketable fee simple title to the Property being purchased, free and clear of all liens, encumbrances, objections, defects, exceptions, irregularities, encroachments and other survey defects, and possessory interests in favor of third parties, except those that can be and are discharged by the Seller at or before closing, and the following, herein collectively called the "Acceptable Encumbrances":

                  (1) Real property taxes and special assessments for the year in which the sale and purchase is closed.
                  (2) Applicable zoning and other regulatory laws and ordinances.
                  (3) The title exceptions, if any, set forth in Exhibit"I" attached hereto.

         b. Initial Title Evidence. Within 60 days from the date of this Agreement, the Buyer shall obtain a title insurance commitment (the "Title Binder"). The Title Binder shall be issued by Chicago Title Insurance Company or another title insurer reasonably acceptable to the Seller (the "Title Company"), who shall agree to issue to the Buyer or Buyer's designee, upon recording of a deed or deeds from the Seller as provided below, an ALTA (Form B) owner's policy of title insurance, insuring the fee simple title of the Buyer to the Property, subject only to the Acceptable Encumbrances. The cost of the Title Binder and the title insurance policies issued pursuant thereto shall be borne by the Buyer. The Seller agrees to promptly furnish the Buyer with any existing title insurance policies and surveys of the Property. Within 120 days from the date of this Agreement, the Buyer shall, at its expense, obtain a current survey plat prepared by a registered Florida Land Surveyor (the "Survey"). Within 15 days after receipt of the Title Binder and the Survey, the Buyer shall furnish copies thereof to the Seller and shall notify the Seller of any objections to title. If the Buyer fails to notify the Seller in writing that title to the Property is not acceptable within the foregoing 15-day period, the title shall be deemed to have been approved by the Buyer and the Buyer agrees that the Seller may make exception for any matters disclosed by the Title Binder and Survey in the deeds to be delivered to the Buyer at the several closings hereunder.

         c. Title Curative Matters. If the Seller's or Owners' (as hereinafter defined) title to the Property is not shown by the Title Binder and the Survey to be good and marketable as specified above, the Seller (provided that written notice is given within the foregoing 15-day period) shall take prompt and effective measures to make the title good and marketable without exception other than the Acceptable Encumbrances, and shall have a period of 120 days after receipt of notice thereof to do so. If the Seller fails after diligent effort to make the title good and marketable or to remove or discharge any liens, encumbrances, defects, or objections, other than the Acceptable Encumbrances, within such period, the Buyer may, at his option: (i) terminate this Agreement;
(ii) accept a conveyance of title to the Property in its existing condition;  or
(iii) elect to undertake title curative measures itself, in which event the Seller shall pay for all costs reasonably incurred by Buyer up to a maximum of $50,000.
         d. Pasco Heights Road and Bridge District. A portion of the Property, containing 200 acres more or less (the "Taxing District Parcel"), lies within a special taxing district known as the Pasco Heights Road and Bridge District (the "District"). The Seller acknowledges that the foregoing constitutes an unacceptable title defect and agrees, at Seller's expense, to forthwith undertake all necessary title corrective measures, including (without limitation) paying in full all special assessments levied by the District on the Taxing District Parcel and causing the boundaries of the District to be contracted so that no portion of the Taxing District Parcel lies within the boundaries or jurisdiction of the District, provided that the Seller shall not be obligated to spend more than $100,000 with respect to this title defect. If the foregoing cannot be accomplished within one year from the date of this Agreement, then the Buyer shall have the options set forth in the preceding subparagraph and the additional option of excluding the Taxing District Parcel from this Agreement, in which case: (a) the Buyer's obligations hereunder shall be decreased by the number of building lots lost as shown on the Master Plan, and (b) the Seller shall, at its expense, cause such excluded land to be developed in accordance with the Master Plan and the Phasing Schedule attached hereto as Exhibit "E", and the Seller and its successors and assigns shall be prohibited from using the excluded land for any purpose other than residential development.

          e. Federal Land Bank Mortgage. The Property is presently encumbered with a first mortgage in favor of the Federal Land Bank which secures a note with an outstanding principal balance of approximately $500,000 (the "Mortgage"). Within 120 days of the date of this Agreement, the Seller shall either: (a) satisfy and discharge the Mortgage of record, or (b) provide assurances satisfactory to the Buyer, in its sole discretion, that the lien of the Mortgage will not encumber any land to be developed by the Buyer which lies to the south of proposed County Road 56. If the mortgage is so modified, the Seller shall cause the Mortgage to be timely satisfied and discharged of record when the Buyer provides written notice to the Seller that the Buyer will be commencing development of that portion of the Property lying north of proposed County Road 56 pursuant to the Phasing Schedule.

         f. Title Updates. At each of the several closings hereunder, the Title Binder shall be updated and endorsed to a current date and title insurance policies shall be issued to the Buyer or the Buyer's designee in the amount of the purchase price for that portion of the Property being purchased at such closing.
          g. Additional Title Covenants. During the term of this Agreement, the Seller agrees that it will not cause any liens or encumbrances to attach to the Property or file of record any instrument that would or might affect title to the Property except as requested by the Buyer in connection with the development of the Property pursuant to the Agreement. Any breach of this covenant shall constitute a default by the Seller hereunder. Without the Seller's prior consent, the Buyer likewise agrees that it will not cause any liens or encumbrances to attach to the Property or file of record any instruments that would or might affect title to the Property except as contemplated in this Agreement.

                  15. Inspections and Possession. During the term of this Agreement, the Seller agrees that the Buyer and its representatives and agents may enter upon the Property for the purposes of performing tests as to the suitability of the surface and subsurface of the Property, adequacy of the drainage, and other tests the Buyer deems necessary for a thorough examination of the Property. The Buyer and its representatives and agents (including the
CDDs)  shall also have the right to enter upon the  Property  to  construct  and maintain the Infrastructure, and to market the Property to home builders, brokers, and other third parties. Within ten business days following the date of this Agreement, the Seller shall make available or deliver copies of all reports, tests, surveys, and other documents in the possession of Seller or Seller's agents or consultants which pertain to the Property. During the 90 day period following the date of this Agreement (the "Preliminary Inspection Period"), the Buyer anticipates making preliminary tests and investigations, including (without limitation) obtaining a Phase 1 Environmental Assessment Report, to determine the feasibility of developing the Property as contemplated in this Agreement. If the Buyer concludes, in Buyer's sole and absolute discretion, that the Property is unsuitable for Buyer's proposed development, the Buyer shall so notify the Seller before the end of the Preliminary Inspection Period whereupon this Agreement shall terminate and the parties shall have no further rights or obligations hereunder. Following the Preliminary Inspection Period, the Buyer anticipates making significant additional expenditures in connection with its development of the Property pursuant to this Agreement. Accordingly, the parties anticipate that the Buyer will conduct as much of its due diligence inspections as possible during the Preliminary Inspection Period. However, nothing herein should be construed to in any way limit or impair: (a) the Buyer's continuing right to conduct inspections and investigations of the Property throughout the term of this Agreement; or (b) the Buyer's continuing right to terminate or cause the termination of this Agreement by, among other things, failing to purchase the requisite number of building lots required to satisfy the Minimum Sales Schedule attached hereto as Exhibit "H". The Buyer agrees to indemnify and hold harmless the Seller from any and all claims which may result from the exercise by the Buyer of its inspection rights under this paragraph. All engineering studies, plans, permits, or other information obtained by the Buyer shall become the property of Seller at no cost to Seller upon the termination of this Agreement, provided the Seller is not in default hereunder.

                  16. Expenses. The Seller shall pay for all corrective title work which is required.

The Buyer shall pay for documentary stamps on the deeds, title insurance and recording the deeds.

                  17. Conveyances. Title to the Property being conveyed at the several closings hereunder shall be conveyed to Buyer or Buyer's designee by Special Warranty Deed free and clear of all liens or encumbrances except for the Acceptable Encumbrances.

                  18. Condemnation. If, while this Agreement is in full force and effect, any action or proceeding is filed or threatened, under which any portion of the Property owned by the Seller may be taken pursuant to any law, ordinance, or regulation, or by condemnation or the right of eminent domain
(collectively, a "Taking"), then the following provisions shall apply. In the event that Seller receives a written notice to the effect that a Taking is pending or threatened, Seller shall notify Buyer immediately following receipt of such notice. The award or awards for such Taking in connection with any proceedings or settlement negotiations for the determination of the amount thereof ("Condemnation Proceeds") shall be paid to the Seller and the Buyer as follows: (a) first, the Seller shall be entitled to receive such portion of the Condemnation Proceeds, with interest thereon if and to the extent payable by the condemning authority, equal to the fair market value of the Property so taken, plus severance damages, if any, to the portion of the Property not so taken, and (b) second, the Buyer shall be entitled to receive such portion of the Condemnation Proceeds, with interest thereon if and to the extent payable by the condemning authority, equal to the fair market value of its rights pursuant to this Agreement in the Property so taken, plus severance damages, if any, to the portion of the Property not so taken. In addition, the Buyer's obligations hereunder shall be decreased by the amount of building lots lost by any Taking as shown on the Master Plan. In the event of any disagreement between Seller and the Buyer as to that portion of the Condemnation Proceeds to which each is entitled, the determination of respective values is set forth above shall be made pursuant to arbitration or litigation as provided elsewhere herein.

                  19. Seller's Representations and Warranties. Seller hereby represents and warrants to Buyer all of the following, which representations and warranties are true and correct as of the date of this Agreement and shall survive the several closings hereunder:

         a. Ownership of the Property. The Seller has entered into a valid and enforceable agreements to purchase the Property from Wesley Chapel Lakes, Ltd. a Florida limited partnership and Pasco Heights Development Corporation, a Florida corporation (collectively, the "Owners"), copies of which are attached hereto as composite Exhibit "J" (the "Underlying Purchase Agreement"). The Seller and each of the Owners have the requisite power and authority to perform their respective obligations under the Underlying Purchase Agreement. If Seller is obligated to perform an obligation under this Agreement with respect to a portion of the Property not owned by Seller, the Seller shall be deemed to have performed its obligation if the obligation is performed by Owner. The Seller agrees that it shall timely perform its obligations under the Underlying Purchase Agreement so that Seller is able to deliver marketable title to building lots and fully perform all of its other obligations hereunder.

         b. Litigation. The Property is not the subject of any present litigation and the Seller is unaware of any pending or threatened litigation relating to the Property.

         c. Condemnation Proceedings. Seller has no knowledge of any threatened or pending eminent domain or condemnation action proceeding affecting the Property, except the Seller is aware that a natural gas transmission line may be built across the Property by a public or private utility company.

         d. Taxes. Seller has paid or will cause to be paid all ad valorem taxes and assessments which are due in connection with the Property.

         e. No Violations. Seller has received no notice of any violation of any applicable laws, ordinances, regulations, statutes, rules, or restrictions pertaining to and affecting the Property, except that the Seller has not met certain conditions imposed by the Wesley Chapel Lakes DRI.

         f.  Not a Foreign Person.  Seller is not a "foreign person" under section 1445 of the Internal Revenue Code of 1986, as amended, and agrees to satisfy the requirements of said statute by executing an affidavit at each of the several closings hereunder.

         g. No Bankruptcy. Seller is solvent and is not the subject of any pending or threatened bankruptcy, insolvency, or receivership proceedings.

         h. Leases. The Leases attached hereto as composite Exhibit "G" are in full force and effect and the tenants are not in default thereunder.

         i. Environmental Matters. To the best of Seller's knowledge and belief, after reasonable investigation, the Property does not contain, and there is not located on or about the Property nor has there been any discharge, uncontrolled loss, seepage or filtration of oil, petroleum or chemical liquids or solids, liquid or gaseous products, asbestos or asbestos-related products or any hazardous waste or hazardous substance, as hereinafter defined, on or about the Property. To the best of Seller's knowledge and belief, after reasonable investigation, the Property has not been used as a burial ground or for industrial or manufacturing purposes; landfill, dumping or other waste disposal activities or operations; storage of raw materials, products or waste disposal activities or operations; storage of raw materials, products or waste disposal activities or operations; storage of raw materials, products or waste of a toxic or hazardous nature; for underground storage tanks or pipelines used for petroleum, petroleum products, or chemicals; or for any other use which might give rise to the existence on the Property of toxic materials, hazardous substances or hazardous waste as those terms are used in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., as amended, Superfund Amendments and Reauthorizations Act of 1986, Resource Conservation and Recovery Act of 1976 or in any other federal, state or local law (and all regulations promulgated under any of the same) as such laws are amended from time to time, nor has the Property been treated with pesticides, herbicides or other toxic chemicals, except those customarily used in cattle and agricultural operations in central Florida. In addition, the Seller has no actual knowledge of any contamination from such cattle and agricultural operations. As used herein "reasonable investigation" by the Seller means the Seller has reviewed all files and records of the Seller and the Owner and has conducted a physical inspection of the Property. Seller has no knowledge of the presence of radon gas. Notwithstanding anything to the contrary herein contained and in addition to any other remedies herein provided, this representation and warranty shall survive each of the several closings hereunder. Seller shall and does hereby indemnify Buyer from and against all claims, actions, causes of action, liability and expense (including reasonable attorneys' fees and charges or claims by any governmental agency) pertaining to environmental contamination if the foregoing representations and warranties by the Seller as to environmental matters are untrue.

                  20. Environmental Remediation. Seller agrees that it shall be solely responsible for the costs of environmental "clean up" or remediation of contamination (as defined in the preceding sub-paragraph) with respect to the Property. Unless the Seller's representations and warranties in the preceding sub-paragraph are untrue, the parties agree, however, that the Seller shall not be obligated to spend more than $100,000 in connection with the "clean up" or remediation of the Property. If the cost thereof exceeds $100,000, then the Buyer may, at its option, either: (a) terminate this Agreement, or (b) exclude the contaminated portion(s) of the Property (including reasonable buffer areas and access corridors to facilitate future remediation) from this Agreement, in which event the Buyer's obligations hereunder shall be decreased by the amount of the excluded building lots as shown on the Master Plan.

                  21. Site Balancing. The parties acknowledge that the Initial Master Plan for the development of the Property appears to be "balanced". As used herein, "balanced" means that the fill dirt expected to be obtained from the lakes and ponds as generally depicted on the Initial Master Plan appears to be sufficient to provide fill dirt for building lots and road rights-of-way without any need to import fill dirt from an off-site source. The Buyer may need to reconfigure the lakes and pond boundaries as shown on the Initial Master Plan during the course of development. Without the Seller's prior consent, however, the Buyer agrees that it shall not expand the overall lake and pond areas as generally depicted on Initial Master Plan in order to generate additional fill dirt if such expansion would materially decrease the overall number of building lots that can be constructed on the Property. The Seller acknowledges that site balancing and other factors may result in fluctuations in the number of building lots actually constructed in a particular unit, phase or plat of the development. As used herein, a "material decrease" means a net decrease of more than 30 building lots as shown on the overall Master Plan for the development of the Property.

                  22. Potable Water Wells. The Property lies within a proposed water supply corridor identified in the West Coast Regional Water Supply Authority Master Plan through the year 2020. If a governmental agency with jurisdiction over water seeks to acquire land for a regional well site, the parties will endeavor to ensure that the location of the well site or sites is consistent with the Master Plan, and will not interfere with Buyer's proposed development of the Property. The parties will use their best efforts to ensure that each such well site does not exceed two acres. Any compensation paid with respect to the acquisition of a well site shall be paid to the Seller. The Buyer agrees that it shall not seek to sell a well site on the Property to any person, including a governmental agency having jurisdiction with respect to potable water. If not already prohibited by applicable zoning regulations, upon request by Seller, the parties agree that commercially reasonable deed restrictions shall be placed on building lots to prohibit sales to third parties of potable well sites on such building lots, provided, however, that nothing herein shall be construed to prevent the Buyer, the CDDs or the owners of building lots from installing wells for lawn and landscape irrigation, lake augmentation, and other such uses typical in residential developments. The Seller's exclusive right to sell land to a governmental agency for use as a well site does not constitute a legal interest in any portion of the Property (except the land comprising the actual well site). In no event shall the Seller's rights pursuant to this paragraph be referenced in any instrument recorded in the public records of Pasco County. Upon request by the Buyer, Seller shall execute a disclaimer or release, in recordable form, relinquishing any claim or right relative to water rights with respect to any portion of the Property that has been sold to the Buyer or the Buyer's designee.

                  23. Termination by Seller. Upon the occurrence of an Event of Termination, as defined below, this Agreement shall immediately terminate and shall thereafter be null and void and of no further force or effect, except for:
(a) the provisions of this Section which shall survive termination, and (b) the post-termination obligations of Buyer set forth in Section 7 above. Except as specifically provided in this section, Seller hereby expressly waives all rights to seek damages from Buyer if an Event of Termination occurs. Seller acknowledges that the consideration received from the Buyer in return for Seller's waiver of its rights to seek damages from the Buyer includes, but is not limited to, the Buyer's construction of improvements on and to the Property, Buyer's efforts to modify the DRI, and Buyer's efforts in establishing the CDDs.

         An "Event of Termination" is defined as follows: (a) Buyer's failure to maintain an irrevocable letter of credit or other security acceptable to Seller securing Buyer's guarantee of the Liens as required pursuant to this Agreement;
(b) Buyer's failure, after 30 days' written demand from the Seller to do so, to pay all ad valorem taxes and special assessments levied or assessed against the Property; (c) Buyer's failure to purchase the requisite number of building lots to satisfy the Minimum Sales Schedule during the year 2001 and any subsequent year thereafter or during any calendar quarter of the year 2001 and any subsequent year, subject to the Buyer's rights pursuant to

Section 13(b) above to make early purchases of building lots; or (d) Buyer's material breach of any of Buyer's covenants in this Agreement.

         Upon the termination of the Agreement by the Seller pursuant to this section, the Buyer shall promptly: (a) assign (without recourse) to Seller all of Buyer's right, title and interest in and to all engineering studies, construction plans, permits, and other entitlements and other information pertaining to the Property and the development thereof, and shall furnish copies of all documents so assigned that are in the Buyer's possession (b) cause the representatives of the Buyer serving on the Boards of Supervisors of the CDDs to tender their resignations so that replacement supervisors may be elected, (c) execute and deliver a quitclaim or release, in recordable form and otherwise reasonably acceptable to the Seller, disclaiming and releasing the Buyer's rights with respect to the Property and the Excluded Property pursuant to this Agreement, and (d) cooperate as reasonably necessary with the Seller or the Seller's designee to facilitate the orderly transition of development responsibilities from the Buyer to the Seller or the Seller's designee. If a termination of this Agreement occurs within five years of the date hereof, the Buyer shall not be entitled to any revenues derived from the activities described in Section 8 hereof following such termination. Following the termination of this Agreement, the Seller may use the name or names selected by the Buyer (as provided below) to market the development on the Property. If the Buyer fails to perform the foregoing obligations following an Event of Termination with reasonable promptness under the circumstances, then the Seller may seek specific performance of the Buyer's obligations hereunder and the Buyer shall be liable for any delay damages incurred by Seller, provided Seller makes written demand to the Buyer for performance of the Buyer's obligations hereunder within six months from the occurrence of the Event of Termination. After such six month period, the Seller may seek

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

specific performance of the Buyer's obligations hereunder but shall not have any right to recover delay damages from the Buyer.

                  24. Default by Seller. In the event the Seller defaults under any provision of this Agreement, the Buyer has the right to either:
(a) seek specific performance of this Agreement or (b) pursue any and all rights and remedies available to Buyer under Florida law.

                  25. Non-Monetary Default; Notice and Opportunity to Cure. With respect to any non-monetary default, the parties shall each have a grace period, after notice of the non-monetary default has been given to the defaulting party, to cure the non-monetary default, provided the defaulting party forthwith upon notice of default commences and proceeds with due diligence and good faith to cure the default as expeditiously as possible. In no event shall such curative period for a non-monetary default extend beyond 60 days after notice of the non-monetary default has been given to the defaulting party.

                  26. Affidavit. At the several closings hereunder, the Seller shall furnish the Buyer with a Seller's affidavit stating either that there have been no improvements made to the Property by the Seller during the 90 days immediately preceding the date of closing or, if there have been any such improvements, that all lienors in connection with said improvements have been paid in full; that, subject to the rights granted pursuant to this Agreement, Seller has sole possession of the Property subject only to the possessory rights of the Buyer, the CDDs, the tenants under the Leases, or others as expressly contemplated herein; and that there are no unrecorded easements or contracts for sale relating to the Property created or permitted by Seller.

                  27. Notices. Any notices required or permitted under this Agreement shall be deemed delivered when hand delivered or mailed, postage

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

prepaid by express mail or certified mail return receipt requested, addressed to the respective parties at the respective addresses set forth below:


                  SELLER:           Clearwater Bay Associates, Inc.
                                    Attention: Lee E. Arnold, Jr., President
                                    121 N. Osceola Ave
                                    Clearwater, FL 33755


                  WITH A COPY TO:

                                    Johnson, Blakely, Pope, Bokor,
                                    Ruppel & Burns, P.A.
                                    Attention: Timothy A. Johnson, Jr.
                                    911 Chestnut St.
                                    Clearwater, FL 33756

                  BUYER:            Meadow Pointe General Partnership
                                    c/o Devco III, LLC
                                    Attention: Donald A. Buck
                                    15436 North Florida Avenue
                                    Suite 200
                                    Tampa, Florida 33613


                  WITH  COPIES TO:

                                    Akerman, Senterfitt & Eidson, P.A.
                                    Attention: Mark K. Straley
                                    100 S. Ashley Drive, Suite 1500
                                    Tampa, FL 33602

                                    and

                                    Meadow Pointe East, L.L.C.
                                    c/o BF Enterprises, Inc.
                                    Attention: Stuart B. Aronoff or
                                    Brian P. Burns
                                    100 Bush  St.
                                    Suite 1250
                                    San Francisco, CA 94104

                                    and

                                    Gunster, Yoakley, Valdes-Fauli
                                    & Stewart, P.A.
                                    Attention: Lewis F. Crippen
                                    777 South Flagler Drive
                                    Suite 500 East
                                    West Palm Beach, FL 33401


                  28. No Other Agreements. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between the parties, including (without limitation) the letter of intent dated May 12, 1999. No agreements, unless incorporated in this Agreement, shall be binding upon any of the parties.

                  29. Time of the Essence. Time is of the essence with regard to this Agreement.

                  30. Successors and Assigns. The covenants herein contained shall bind, and the benefits and advantages shall inure to, the respective successors and assigns of the parties hereto.

                  31. Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter and vice versa. This Agreement and any related instruments shall not be construed more strictly against one party than against the other by virtue of the fact that initial drafts were made and prepared by counsel for one of the parties, it being recognized that this Agreement and any related instruments are the product of extensive negotiations between the parties hereto and that both parties hereto have contributed substantially and materially to the final preparation of this Agreement and all related instruments.

                  32. Headings. Caption headings herein are for ease of reference only and are not part of this Agreement.

                  33. Survival. This Agreement shall not be merged into the documents executed at the several closings hereunder, but shall survive the several closings hereunder and the provisions hereof shall remain in full force and effect.

                  34. Attorney's Fees and Costs. In the event of any litigation or arbitration proceeding arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred including reasonable attorney's fees for services rendered in connection with such litigation or arbitration proceeding, including appellate proceedings and cost judgment proceedings.

                  35. Arbitration. Notwithstanding anything to the contrary in this Agreement, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Pasco County, Florida. The arbitrator shall be selected by the parties and if the parties are unable to reach agreement on selection of the arbitrator within 30 days after the notice of arbitration is served, then the arbitrator will be selected by the American Arbitration Association. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than sixty (60) days after the notice of arbitration is served. To the extent that a party would be required to make confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed. The arbitrator shall NOT have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction.

                  36. Waiver. No waiver hereunder of any condition or breach shall be deemed to be a continuing waiver of any subsequent breach.

                  37. Choice of Law; Venue. This Agreement shall be governed by the laws of Florida. Venue for any judicial action arising hereunder shall lie in Pasco County.

                  38. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument; and any party or signatory hereto may execute this Agreement by signing any such counterpart.

                  39. Assignment. This Agreement may not be assigned by Buyer without the Seller's prior written approval, which shall not be unreasonably withheld or delayed, as long as the development of the Property by the assignee is managed and supervised either by Donald A. Buck or by another experienced and competent residential real estate developer reasonably acceptable to the Seller.

                  40. Real Estate Commissions. The Seller shall pay any and all commission due to Colliers Arnold and Joanne Kearney Real Estate (collectively, the "Brokers") in connection with the transactions contemplated by this Agreement. Except for the Brokers, the parties represent to each other that there are no real estate brokerage, finder, or other commissions or fees due or to become due as a result of any actions taken by either party with respect to the transactions contemplated by this Agreement. Each party hereby agrees to indemnify, defend, and save the other party harmless from any and all loss, costs, damages, expenses, or attorneys' fees that either party may suffer or incur as a result of any acts or omissions to act of the other party regarding any real estate commission or claim thereto. Lee Arnold is a licensed real estate broker and has an interest in the Property. Colliers Arnold is the agent of the Seller. Joanne Kearney Real Estate does not represent either party but the Seller is responsible for paying any compensation due to such firm.
                  41. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

                  42. Recordation. The Seller and the Buyer shall execute a memorandum of this Agreement, in the form attached hereto as Exhibit "K", which shall be recorded in the Public Records of Pasco County, Florida to give constructive notice to third parties of Buyer's rights hereunder. Prior thereto, the Seller shall execute and shall cause the Owner to execute a memorandum of the Underlying Purchase Agreement, in the form attached hereto as Exhibit "L", which shall also recorded in the Public Records of Pasco County, Florida before the memorandum of this Agreement.

                  43. Notices pertaining to the Property. The Seller agrees to promptly furnish to the Buyer copies of all notices concerning the Property that the Seller receives, including (without limitation) all notices from governmental agencies.

                  44. Term of this Agreement. Unless sooner terminated pursuant to the terms of this Agreement, this Agreement shall terminate upon the sale of all building lots shown on the Master Plan and the sale of CR 56 Property or on December 31, 2017, whichever occurs first.

                  45. Confidentiality. To the extent practical and feasible under the circumstances, the parties agree: (a) to keep the terms and conditions hereof in strict confidence; and (b) to cause their respective advisors and consultants to similarly maintain strict confidentiality as to the terms and conditions hereof. Nothing contained herein shall be construed to preclude the parties and their respective advisors and consultants from making such disclosures to governmental agencies and others as reasonably required to perform the parties' respective obligations hereunder or as required under federal and state securities laws and regulations. In no event shall Seller make any public news release or statement concerning this Agreement without the Buyer's prior written consent, which consent shall be given (or withheld) in Buyer's sole and absolute discretion. If and when the Buyer determines that a public announcement concerning the transactions contemplated by this Agreement is appropriate, the parties shall jointly prepare an appropriate news release or statement.

         46. Name of Development. The Buyer shall have the right to select the name or names to be used to market the development to be constructed on the Property.

         47. Condition Precedent. The Buyer's obligations hereunder are contingent upon the Owners' execution of the joinder agreement which is appended hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below. The last date of execution by Buyer or Seller shall be deemed to be the date of this Agreement for all purposes.


Signed, sealed and delivered in
the presence of:                                         "SELLER"

                                                CLEARWATER BAY ASSOCIATES, INC.

 /s/ Laura St. Clair Klug
---------------------------                     By: /s/ Lee E. Arnold, Jr.
                                                    -----------------------
Print or type your name here:                   Lee E. Arnold, Jr., President
   Laura St. Clair Klug
                                                Date:      10/4/99
                                                      -------------
 /s/ Mary K. Friend
-----------------------------
Print or type your name here
   Mary K. Friend

                                                           "BUYER "

                                                    MEADOW POINTE GENERAL
                                                         PARTNERSHIP

                                                 By: Devco III, LLC, as its
                                                     managing general partner

 /s/ Pamela Braun                                By: /s/ Donald A. Buck
---------------------------------------              -------------------
Print or type your name here:                        Donald A. Buck, President
   Pamela Braun
                                                 Date:    10/5/99
                                                         -----------
 /s/ Morry V. Diggs
---------------------------------------
Print or type your name here:
   Morry V. Diggs

                JOINDER BY WESLEY CHAPEL LAKES, LTD. AND PASCO HEIGHTS

                   DEVELOPMENT CORPORATION (collectively the "OWNERS")

                                         RECITALS

         A. Owners, or their related party predecessors in interest, have owned the Property described in the foregoing Agreement for many years.
         B. Efforts by Owners to develop the Property over the years have been unsuccessful.
         C. The Property has limited access to a desirable entry for marketing purposes. The best entry access for the foreseeable future is through Buyer's adjacent project.
         D. The Owners are currently not in compliance with the DRI Development Order governing development of the Property.
         E. Seller is willing to oversee development of the Property in a transaction which will enable finished lots to be developed for purchase by Buyer.
         F. Buyer, as the developer of the project adjacent to the Property is the party best positioned to purchase lots and build homes within the Property.
         G. Buyer will not enter into the foregoing Agreement for the purchase of lots without the execution by Owners of this Joinder.

         Now therefore, to induce the Buyer to enter into the transactions contemplated in the foregoing Agreement and in consideration of $10 and other good and valuable consideration, receipt of which is hereby acknowledged, the Owners join in the Agreement and represent, warrant and agree as follows:

         1. Purchase Agreement. Each of the Owners has entered into a valid and enforceable purchase agreement with the Seller, copies of which are attached hereto as composite Exhibit "J" (the "Underlying Purchase Agreement").

         2. Performance of Obligations. The Owners shall perform all of their respective obligations under the Underlying Purchase Agreement.

         3. Cooperation and Consent. Upon request by the Buyer, the Owners shall cooperate and promptly perform all obligations of the Seller hereunder which necessarily require action by the fee simple owner of the Property or any part thereof, including, without limitation, the execution of deeds, joining in subdivision plats and consenting to the creation of the CDDs.

          4. Owners' Guarantee. The Owners, jointly and severally, unconditionally guarantee to Buyer the performance of the Seller's obligations under their respective Underlying Purchase Agreement and the performance of the Seller's obligations under the Agreement with the Buyer.

          5. Third Party Beneficiary. The Owners acknowledge and agree that the Buyer is a third party beneficiary of the Underlying Purchase Agreement, and is entitled to all rights of a third party beneficiary with respect thereto.

          6.      Remedies.   The Buyer shall have the same rights and remedies
as to the Owners as it has with respect to the Seller to enforce the Agreement, including (without limitation) the provisions of this Joinder.

                                    WESLEY CHAPEL LAKES, LTD.

                                    By: Wesley Chapel Lakes, Inc., as its sole
                                        general partner
 /s/ Laura St. Clair Klug
 --------------------------         By: /s/   Jared D. Brown
                                        -------------------------
Print or type your name here:           Jared D. Brown, President
    Laura St. Clair Klug
                                    Date:   October 4, 1999
                                            ------------------

 /s/ Carol M. Turrell
---------------------------
Print or type your name here:
    Carol M. Turrell

                                     LEE ARNOLD DEVELOPMENT
                                     CORPORATION

 /s/ Laura St. Clair Klug
 ------------------------            By: /s/ Lee E. Arnold, Jr.
                                        -----------------------
Print or type your name here:           Lee E. Arnold, Jr., President
   Laura St. Clair Klug
                                     Date:      10-4-99
                                            -------------
 /s/ Mary K. Friend
-------------------------
Print or type your name here
   Mary K. Friend